Exhibit 10.1

EMPLOYMENT AGREEMENT

LMI AEROSPACE, INC., a Missouri corporation (the “Corporation”), and JAMES McQUEENEY (“Employee”) hereby agree as follows:

1.    Employment.  The Corporation hereby employs Employee, and Employee accepts employment from the Corporation, upon the terms and conditions hereinafter set forth in this Employment Agreement (“Agreement”).

2.    Term of Employment.

(A)    The initial term of Employee’s employment under this Agreement shall commence on July 6, 2009 (the “Commencement Date”) and shall terminate on January 1, 2011; provided, however, that this Agreement shall automatically extend for successive one-year terms unless not later than October 31 of any year beginning in 2010, either party has given written notice to the other party of its or his intention not to extend the term of this Agreement (in which case, this Agreement shall terminate at the end of the then-current term); and provided, further, that the term of employment may be terminated upon the earlier occurrence of any of the following events:

(1)    Upon the termination of the business or corporate existence of the Corporation;

(2)    At the Corporation’s option, in the event the Corporation determines that Employee is not performing the duties required of him hereunder to the satisfaction of the Corporation;

(3)    Upon the death of Employee;

(4)    At the Corporation’s option, if Employee shall suffer a permanent disability.  For the purposes of this Agreement, “permanent disability” means any physical or mental impairment that renders Employee unable for a period of six (6) months or more to perform the essential job functions of his position, even with reasonable accommodation, as determined by a physician selected by the Corporation.  Employee acknowledges and agrees that he shall voluntarily submit to a medical and/or psychological examination for the purpose of determining his continued fitness to perform the essential functions of his position whenever requested to do so by the Corporation.  If the Corporation elects to terminate the employment relationship under this subparagraph (4), the Corporation shall notify Employee or his representative in writing, and the termination shall become effective on the date that such notification is given;

(5)    At the Corporation’s option, upon ten (10) calendar days’ written notice to Employee, in the event of any breach or default by Employee of any of the terms of this Agreement or of any of Employee’s duties or obligations hereunder.  In lieu of providing ten (10) calendar days’ advance written notice, the Corporation, at its sole option, may terminate Employee’s services immediately and pay him an amount that is equivalent to ten (10) calendar days of his salary, less any deductions required by law;

(6)    At the Corporation’s option, without any advance notice, in the event that Employee engages in conduct that, in the opinion of the Corporation, (1) constitutes dishonesty of any kind (including, but not limited to, any misrepresentation of facts or falsification of records) in Employee’s relations, interactions or dealings with the Corporation or its customers; (2) constitutes a felony; (3) potentially may or will expose the Corporation to public disrepute or disgrace, or potentially may or will cause harm to the customer relations, operations or business prospects of the Corporation; (4) constitutes harassment or discrimination towards any person associated with the Corporation, whether an employee, agent or customer, based upon that person’s race, color, national origin, sex, age, disability, religion or other protected status; (5) reflects disruptive or disorderly conduct, including but not limited to, acts of violence, fighting, intimidation or threats of violence against any person associated with the Corporation, whether an employee, agent or customer, or possessing a weapon while on the Corporation’s premises or while acting on behalf of the Corporation; (6) is indicative of abusive or illegal drug use while on the Corporation’s premises or while acting on the Corporation’s behalf; or (7) constitutes a willful violation of any governmental rules or regulations; or

(7)    At the Employee’s option, after providing the Corporation with at least thirty (30) calendar days advance written notice of his intention to terminate the employment relationship.

If employment is terminated for any of the reasons set forth in subparagraphs (3) through (7) of this section 2(A), Employee shall be entitled to receive only the Base Salary (as that term is hereinafter defined) accrued but unpaid as of the date of the termination and shall be ineligible to receive any additional compensation or severance pay.  If, on the other hand, employment is terminated by the Corporation during the term of this Agreement for any reason other than those set forth in paragraphs (3) through (7) of this section 2(A), subject to the conditions set forth in paragraphs 2(C) and (D) of this Agreement, the Corporation shall provide severance pay to Employee in an amount based upon his length of service with the Corporation.  Specifically, the Corporation shall provide Employee with six (6) months of Base Salary if he has less than five (5) years of service with the Corporation as of the date of his termination and with twelve (12) months of Base Salary if he has five (5) or more years of service with the Corporation as of the date of his termination.  Such severance pay shall be paid in equal monthly installments commencing immediately after the termination.  Notwithstanding the foregoing, if at the time of Employee’s termination, Employee is considered a ‘specified employee’ within the meaning of Section 409A(a)(2) of the Code, and if any payment that Employee becomes entitled to under this Agreement would be considered deferred compensation subject to Section 409A of the Code, then no such payment shall be payable prior to the date that is the earlier of (1) six months and one day after Employee’s termination, or (2) Employee’s death, and the initial payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for application of this provision.

(B)    If Employee’s employment with the Corporation is terminated in conjunction with a change in the control of the Corporation or in conjunction with the sale of substantially all of the operating assets of the Corporation, the Corporation will provide Employee with severance pay under the circumstances specified in subparagraphs (1) or (2) of this section 2(B) as the case may be, and the conditions set forth in paragraphs 2(C) and (D) of this Agreement.  For the purposes of this Agreement, a “change in control” is defined as the sale of substantially all of the operating assets of the Corporation or the acquisition of more than fifty percent (50%) of the stock of the Corporation by a group of shareholders or an entity that acquires control of the Corporation (a “Purchaser”).

(1)    If the change in control or the sale results in the involuntary termination of Employee or results in Employee electing to terminate his employment for a good reason as determined by the Corporation in its sole discretion (such as the Purchaser refusing to offer full time employment to Employee on terms comparable to those provided by the Corporation prior to the acquisition or the Purchaser requiring Employee to move to a new location), the Corporation shall provide Employee with severance pay in an amount that is equal to two times his annual Base Salary and shall pay Employee any reasonably anticipated Performance Bonus for the fiscal year in which he was terminated, on a prorated basis.

(2)    If Employee voluntarily terminates his employment without a good reason (as determined by the Corporation in its sole discretion) within ninety (90) days after the change in control or the sale, the Corporation shall provide Employee with six (6) months of Base Salary if he has less than five (5) years of service with the Corporation as of the date of his termination and with twelve (12) months of Base Salary if he has five (5) or more years of service with the Corporation as of the date of his termination.

(C)    The severance pay provided for in section 2(A) and 2(B) of this Agreement shall be paid in equal monthly installments commencing immediately after the termination.  Notwithstanding the foregoing, if at the time of Employee’s termination, Employee is considered a ‘specified employee’ within the meaning of Section 409A(a)(2) of the Code, and if any payment that Employee becomes entitled to under this Agreement would be considered deferred compensation subject to Section 409A of the Code, then no such payment shall be payable prior to the date that is earlier of (1) six months and one day after Employee’s termination, or (2) Employee’s death, and the initial payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for application of this provision.

(D)    Notwithstanding anything to the contrary, (i) the amount of severance pay provided under this Agreement shall not under any circumstances exceed the limitations set forth in § 280G of the Code, and (ii) the Corporation’s obligation to pay the severance pay provided for in this section 2 shall be conditioned on Employee’s execution of a written waiver and release agreement satisfactory to the Corporation.

3.    Compensation.

(A)    During the period from the Commencement Date to December 31, 2009, the Corporation shall compensate Employee for Employee’s services rendered hereunder by paying to Employee an annual salary (the “Base Salary”) of Three Hundred Thousand Dollars ($300,000.00), prorated for the months employed in 2009.  During the period from January 1, 2010 to December 31, 2010, Employee’s Base Salary shall be Three Hundred Nine Thousand Dollars ($309,000.00).  Thereafter, as long as this Agreement remains in effect, the annual Base Salary that the Corporation shall pay to Employee for his services rendered hereunder will be Three Hundred Nine Thousand Dollars ($309,000.00), prorated for any year in which Employee is not employed for the entire year.  Payment of this salary will be made in accordance with the payroll policies of the Corporation in effect from time to time.  Notwithstanding anything in this paragraph to the contrary, the Corporation reserves the right to deduct or withhold all amounts from Employee’s salary as may be required by law or otherwise mutually agreed to by the parties hereto.

(B)    With respect to each fiscal year of the Corporation during which (i) the Employee is employed under the terms of this Agreement as of the first day of the next fiscal year, and (ii) the Corporation's “Annual Income from Operations” (as that term is hereinafter defined) is at least 60.00% of budgeted Annual Income from Operations, the Corporation shall pay to Employee, in addition to the Base Salary, an annual “Performance Bonus”.

The amount of the annual Performance Bonus (if any) shall be equal to:

(1)	5.00% of Employee’s Base Salary; plus

(2)
0.65% of the Corporation’s Annual Income from Operations that is above 60.00% of budgeted Annual Income from Operations, but not greater than budgeted Annual Income from Operations, plus 1.00% of Annual Income from Operations above budget.

The Compensation Committee of the Board of Directors of the Corporation (the “Compensation Committee”) retains the right to modify or adjust the manner in which the Performance Bonus is calculated in the event that the Corporation either acquires the assets of another entity, or any portion thereof, or sells its assets, or any portion thereof, to another entity.

In the event the Corporation’s Annual Income from Operations for any given fiscal year is less than 60.00% of budgeted Annual Income from Operations, Employee shall not be entitled to a Performance Bonus with respect to such fiscal year.

For purposes of the calculation of the Performance Bonus, the Corporation’s “Annual Income from Operations” means the consolidated Income from Operations of the Corporation and its subsidiaries, for a given fiscal year, as determined by the firm of independent certified public accountants providing auditing services to the Corporation, using generally accepted accounting principles consistently applied, and calculated without regard to (a) federal and state income tax, (b) any interest expense or other income and expense as they appear on the Corporation’s annual audited financial statements, and (c) any income or loss attributable to any other corporation or entity (including the assets of a corporation or entity that constitute an operating business) acquired by or merged into the Corporation subsequent to the effective date of this Agreement.  The Corporation shall pay to Employee any Performance Bonus due Employee hereunder not later than fifteen (15) days after the receipt by the Corporation of its annual audited financial statements, which the Corporation expects to receive within ninety (90) days after the end of each fiscal year of the Corporation.

(C)    In addition to the Base Salary and Performance Bonus (if any), Employee shall be entitled to receive such bonus compensation as the Compensation Committee may authorize from time to time.

4.    Duties of Employee.

(A)    Employee shall serve as President and Chief Operating Officer or in such other positions as may be determined by the Board of Directors of the Corporation, and Employee shall perform such duties on behalf of the Corporation and its subsidiaries by such means, at such locations, and in such manner as may be specified from time to time by the Chief Executive Officer or Board of Directors of the Corporation.

(B)    Employee agrees to abide by and conform to all rules established by the Corporation applicable to its employees.

(C)    Employee acknowledges that he is being employed as a full-time employee, and Employee agrees to devote so much of Employee’s entire time, attention and energies to the business of the Corporation as is necessary for the successful operation of the Corporation and shall endeavor at all times to improve the business of the Corporation.  Employee shall not accept any business commitments other than with the Corporation without the advance written consent of the Corporation’s Chief Executive Officer.

5.    Expenses.  During the period of Employee’s employment, except as otherwise specifically provided in this Agreement, the Corporation will pay directly, or reimburse Employee for, all items of reasonable and necessary business expenses approved in advance by the Corporation if such expenses are incurred by Employee in the interest of the business of the Corporation.  All such expenses paid by Employee will be reimbursed by the Corporation upon presentation by Employee, from time to time (but not less than quarterly), of an itemized account of such expenditures in accordance with the Corporation’s policy for verifying such expenditures.  The Corporation shall furnish Employee with an American Express or other suitable credit card for purposes of charging appropriate expenses incurred by Employee in the interest of the business of the Corporation.

6.    Fringe Benefits.

(A)    Employee shall be entitled to participate in any health, accident and life insurance program and other benefits that have been or may be established by the Corporation for salaried employees of the Corporation.  In addition, the Corporation will pay directly, or reimburse Employee for, the lesser of (1) the cost of retiree health coverage previously purchased while an employee of Gulfstream Aerospace Corporation or (2) the amount the Corporation pays for or reimburses for retiree health coverage for similarly situated employees of the Corporation.  Further, the Corporation will reimburse Employee up to Four Thousand Eight Hundred Dollars ($4,800.00) per year for certain life insurance costs incurred by the Employee for Hartford Life Insurance policy #LT4862254 previously obtained by the Employee.  In addition, Corporation shall pay directly, or reimburse Employee for, the lesser of (1) costs incurred by Employee between the Commencement Date and Employee’s enrollment in Corporation’s dental insurance program for COBRA dental coverage or (2) the amount the Corporation provides on behalf of similarly situated employees of the Corporation for dental coverage.  Such amounts to be reimbursed to Employee will be grossed-up to cover any income taxes incurred on such amounts by the Employee.

(B)    Employee shall be entitled to an annual vacation without loss of compensation for such period as may be determined by the Board of Directors of the Corporation.

(C)    The Corporation shall furnish to Employee during the term of his employment an automobile selected by the Corporation to aid Employee in the performance of his duties.  In addition, the Corporation shall reimburse Employee during the term of his employment the costs of insuring and maintaining the automobile, including fuel costs for the automobile.  Upon agreement of the Corporation and Employee, the Corporation may, in lieu of the automobile, provide Employee with a Six Thousand Dollar ($6,000.00) annual automobile allowance.

(D)    The Corporation shall furnish to Employee during the term of his employment a laptop computer and mobile phone with email and data capability, as selected by the Corporation, to aid Employee in the performance of his duties.

(E)    Beginning on the Commencement Date and extending for a period of six (6) months, the Corporation shall furnish the Employee with executive coaching to aid the Employee in the transition of employment with the Corporation.

(F)    The Corporation shall reimburse the Employee for temporary lodging in the St. Louis, Missouri metropolitan area for three (3) calendar months to begin upon the Commencement Date, and for such additional months as mutually agreed in writing by the Corporation and the Employee.  The Corporation shall reimburse the Employee’s expenses, exclusive of taxes, for actual costs to transport personal belongings needed during the period of temporary housing, and to relocate his household goods to the St. Louis, Missouri metropolitan area, upon securing permanent housing and upon presentment of proper documentation.  The Corporation shall also reimburse the Employee for two (2) trips by Employee’s spouse to the St. Louis, Missouri metropolitan area during the period of his temporary lodging, for purposes of searching for and securing permanent housing.

7.    Covenants of Employee.

(A)    During the term of Employee’s employment with the Corporation and for all time thereafter, Employee covenants and agrees that Employee will not in any manner directly or indirectly, except as required in Employee’s duties to the Corporation, disclose or divulge to any person, entity, firm or company whatsoever, or use for Employee’s own benefit or the benefit of any other person, entity, firm or company, directly or indirectly, any knowledge, devices, information, techniques, customer lists, business plans or other data belonging to the Corporation or developed by Employee on behalf of the Corporation during his employment with the Corporation, without regard to whether all of the foregoing matters will be deemed confidential, material or important, the parties hereto stipulating, as between them, that the same are important, material, confidential and the property of the Corporation, that disclosure of the same to or use of the same by third parties would greatly affect the effective and successful conduct of the business of the Corporation and the goodwill of the Corporation, and that any breach of the terms of this subparagraph (A) shall be a material breach of this Agreement.

(B)    During the term of Employee’s employment with the Corporation and for a period of two (2) years or one (1) year with respect to subparagraph (4) below (the “Covenant Term”) after cessation for whatever reason of such employment (except as hereinafter provided in subparagraph (C) of this paragraph 7), Employee covenants and agrees that Employee will not in any manner directly or indirectly:

(1)    solicit, divert, take away or interfere with any of the customers (or their respective affiliates or successors) of the Corporation;

(2)    engage directly or indirectly, either personally or as an employee, partner, associate partner, officer, manager, agent, advisor, consultant or otherwise, or by means of any corporate or other entity or device, in any business which is competitive with the business of the Corporation.  For purposes of this covenant a business will be deemed competitive if it is conducted in whole or in part within any geographic area wherein the Corporation is engaged in marketing its products, and if it involves the manufacture of component parts for the aerospace industry or any other business which is in any manner competitive, as of the date of cessation of Employee’s employment, with any business then being conducted by the Corporation or as to which the Corporation has then formulated definitive plans to enter;

(3)    induce any salesman, distributor, supplier, manufacturer, representative, agent, jobber or other person transacting business with the Corporation to terminate their relationship with the Corporation, or to represent, distribute or sell products in competition with products of the Corporation; or

(4)    induce or cause any employee of the Corporation to leave the employ of the Corporation.

(C)    The parties agree that the Covenant Term provided for in the preceding subparagraph (B) shall be:

(1)    reduced to six (6) months after cessation for whatever reason of Employee’s employment with the Corporation in the event all of the operating assets or all of the common stock of the Corporation is sold to any entity or individuals unaffiliated with the Corporation, its successors or assigns; or

(2)    eliminated if the business currently operated by the Corporation is terminated, and the assets of the Corporation are liquidated.

(D)    All the covenants of Employee contained in this paragraph 7 shall be construed as agreements independent of any other provision of this Agreement, and the existence of any claim or cause of action against the Corporation, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Corporation of these covenants.

(E)    It is the intention of the parties to restrict the activities of Employee under this paragraph 7 only to the extent necessary for the protection of legitimate business interests of the Corporation, and the parties specifically covenant and agree that should any of the provisions set forth therein, under any set of circumstances not now foreseen by the parties, be deemed too broad for such purpose, said provisions shall automatically be amended and modified to the minimum extent necessary in order for the provision(s) in question to be valid and enforceable.

8.    Documents.  Upon cessation of Employee’s employment with the Corporation, for whatever reason, all documents, records (including without limitation, customer records), notebooks, invoices, statements or correspondence, including copies thereof, relating to the business of the Corporation then in Employee’s possession, whether prepared by Employee or others, will be delivered to and left with the Corporation, and Employee agrees not to retain copies of the foregoing documents without the written consent of the Corporation.

9.    Remedies.  In the event of the breach by Employee of any of the terms of this Agreement, notwithstanding anything to the contrary contained in this Agreement, the Corporation may terminate the employment of Employee in accordance with the provisions of paragraph 2 of this Agreement.  It is further agreed that any breach or evasion of any of the terms of this Agreement by Employee will result in immediate and irreparable injury to the Corporation and will authorize recourse to injunction and/or specific performance as well as to other legal or equitable remedies to which the Corporation may be entitled.  In addition to any other remedies that it may have in law or equity, the Corporation also may require an accounting and repayment of all profits, compensation, remuneration or other benefits realized, directly or indirectly, as a result of such breaches by Employee or by a competitor’s business controlled, directly or indirectly, by Employee.  No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy and each and every remedy given hereunder or now or hereafter existing at law or in equity by statute or otherwise.  The election of any one or more remedies by the Corporation shall not constitute a waiver of the right to pursue other available remedies.  Employee expressly agrees to pay all reasonable costs and attorneys’ fees incurred by the Corporation in order to enforce Employee’s obligations under this Agreement, regardless of whether litigation is commenced or prosecuted to a judgment.

10.    Severability.  All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by any court of competent jurisdiction, this Agreement, subject to subparagraph 7(E) hereof, shall continue in full force and effect and shall be interpreted as if such invalid agreements or covenants were not contained herein.

11.    Waiver or Modification.  No waiver or modification of this Agreement or of any covenant, condition or limitation herein shall be valid unless in writing and duly executed by the party to be charged therewith, and no evidence of any waiver or modification shall be offered or received in evidence in any proceeding, arbitration or litigation between the parties hereto arising out of or affecting this Agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid, and the parties further agree that the provisions of this paragraph 11 may not be waived except as herein set forth.   Failure of the Corporation to exercise or otherwise act with respect to any of its rights hereunder in the event of a breach of any of the terms or conditions hereof by Employee shall not be construed as a waiver of such breach nor prevent the Corporation from thereafter enforcing strict compliance with any and all of the terms and conditions hereof.

12.    Assignability.  This Agreement may be assigned by the Corporation to another entity that purchases substantially all of the assets of the Corporation or acquires a majority of the stock of the Corporation.  The services to be performed by Employee hereunder are personal in nature, and, therefore, Employee shall not assign Employee’s rights or delegate Employee’s obligations under this Agreement, and any attempted or purported assignment or delegation not herein permitted shall be null and void.

13.    Successors.  Subject to the provisions of paragraph 12, this Agreement shall be binding upon and shall inure to the benefit of the Corporation and Employee and their respective heirs, executors, administrators, legal administrators, successors and assigns.

14.    Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered personally, by over-night courier, or by certified or registered mail, return receipt requested, if to the Corporation, to:

Ronald S. Saks, President LMI AEROSPACE, INC. P.O. Box 900 St. Charles, MO 63302-0900

and, if to Employee, to:

James McQueeney 142 Puttenham Crossing Pooler, GA 31322

or to such other address as may be specified by either of the parties in the manner provided under this paragraph 14.

15.    Construction.  This Agreement shall be deemed for all purposes to have been made in the State of Missouri and shall be governed by and construed in accordance with the laws of the State of Missouri, notwithstanding either the place of execution hereof, nor the performance of any acts in connection herewith or hereunder in any other jurisdiction.

16.    Venue.  The parties hereto agree that any suit filed arising out of or in connection with this Agreement shall be brought only in the United States District Court for the Eastern District of Missouri, unless that court lacks jurisdiction, in which case such action shall be brought only in the Circuit Court for St. Louis County, Missouri.

17.    Disclosure of Existence of Agreement.  To preserve the Corporation’s rights under this Agreement, the Corporation may advise any third party of the existence of this Agreement and its terms, and Employee specifically releases and agrees to indemnify and hold the Corporation harmless from any liability for doing so.

18.    Agreement Drafted by the Corporation’s Counsel; Interpretation.  Each party hereto acknowledges that the Corporation’s counsel, Gallop, Johnson & Neuman, L.C., prepared this Agreement on behalf of and in the course of its representation of the Corporation and not Employee.  Employee acknowledges and represents that: (a) he has been advised to seek the advice of independent counsel and (b) he has had the opportunity to seek the advice of independent counsel.  Notwithstanding the foregoing, if a question of interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

19.    Review by and Approval of Compensation Committee.  This Agreement, including each element of Employee’s compensation provided for in paragraph 3 has been reviewed and approved by the Compensation Committee.

20.    Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior employment, consulting and similar agreements, written and/or oral between the Corporation and Employee. Employee hereby waives and releases all rights and claims under any such employment, consulting or other similar agreements or with respect thereto.

The parties have executed this Agreement on this 22nd day of June, 2009.

“CORPORATION”

LMI AEROSPACE, INC.

By:	/s/ Ronald S. Saks
Ronald S. Saks, President

“EMPLOYEE”

/s/ James McQueeney
James McQueeney